Exhibit 10.3

AMENDMENT NO. 2

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

This AMENDMENT NO. 2 TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP (this “Amendment”) is made as of March 10, 2015 by MedEquities OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP, dated as of July 31, 2014, as amended by that certain Amendment No. 1 thereto dated as of January 28, 2015 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Units in the form of Series B Preferred Partnership Units (as defined below). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, MedEquities Realty Trust, Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner; and

WHEREAS, the General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units in the form of Series B Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1. Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Applicable Distribution Rate” means (i) 7.875% in the absence of a Distribution Default, a Covenant Default or a REIT Default, (ii) 9.50% for so long as a Distribution Default or a Covenant Default (each in the absence of a REIT Default) has occurred and is continuing, (iii) 12.15% for so long as a REIT Default has occurred and is continuing and (iv) 14.62% for so long as a REIT Default and either a Distribution Default or Covenant Default (or both) has occurred and is continuing. Upon the cure of any Distribution Default, Covenant Default or REIT Default, the Applicable Distribution Rate shall revert back to the rate set forth in clause (i) above.

“Investment Amount” shall have the meaning set forth in the Series B Articles Supplementary.

“Series B Articles Supplementary” shall mean the Articles Supplementary establishing and fixing the Rights and Preferences of a Series of Preferred Stock, designating the rights and preferences of the 7.875% Series B Redeemable Cumulative Preferred Stock, filed as part of the Parent’s Charter with the State Department of Assessments and Taxation of Maryland on March 10, 2015.

“Series B Preferred Partnership Interests” shall mean an ownership interest in the Partnership evidenced by the Series B Preferred Partnership Units, having a preference in payment of distributions or on liquidation as set forth in this Amendment.

“Series B Preferred Partnership Units” shall mean the series of Preferred Partnership Units established pursuant to this Amendment, representing a fractional, undivided share of the Series B Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

“Series B Preferred Stock” shall mean the 7.875% Series B Redeemable Cumulative Preferred Stock of the Parent with the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as described in the Series B Articles Supplementary.

“Tangible Net Worth” shall have the meaning set forth in the Series B Articles Supplementary.

2. In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit I hereto are the terms and conditions of the Series B Preferred Partnership Units, which are hereby established and which are to be issued to Parent in consideration of its contribution to the Partnership of cash in exchange therefor. The Partnership Agreement is hereby amended to incorporate such Exhibit I as Exhibit I thereto.

3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.

5. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(Signature page follows.)

2

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed on its behalf as of the date first set forth above.

MEDEQUITIES OP GP, LLC, as sole general partner of MedEquities Realty Operating Partnership, LP

By:	/s/ William C. Harlan
Name:	William C. Harlan
Title:	President and Chief Operating Officer

Signature Page to Amendment No. 2 to the First Amended and Restated Agreement of

Limited Partnership of MedEquities Realty Operating Partnership, LP

EXHIBIT I

DESIGNATION OF TERMS AND CONDITIONS OF SERIES B PREFERRED PARTNERSHIP UNITS

(1) Designation and Number. A series of Preferred Partnership Units, designated as Series B Preferred Partnership Units, is hereby established. The number of Series B Preferred Partnership Units shall be 125,000.

(2) Ranking. The Series B Preferred Partnership Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series B Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with any other Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, the terms of which specifically provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series B Preferred Units (“Parity Units”); and (c) junior to the Series A Preferred Partnership Units and any other Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, the terms of which specifically provide that such Partnership Units rank, as to distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership, senior to the Series B Preferred Partnership Units (“Senior Units”).

(3) Distributions.

(a) The record holders of the then outstanding Series B Preferred Partnership Units shall be entitled to receive cumulative preferential cash distributions, junior to cash distributions required to be made with respect to Senior Units, on parity with cash distributions required to be made with respect to any Parity Units, but prior to and in preference to all cash distributions made with respect to all Junior Units, when and as authorized by the General Partner, out of funds legally available for the payment of distributions, at an annual rate equal to the Applicable Distribution Rate then in effect multiplied by the total of (i) the $1,000 per Series B Preferred Partnership Unit liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid distributions thereon that are in arrears. Such distributions shall be cumulative from the first date on which Series B Preferred Partnership Units are issued, such issue date to be contemporaneous with the first receipt by the Parent of subscription funds for the Series B Preferred Stock (the “Initial Issue Date”), and shall be payable monthly in arrears on the first day of each calendar month or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on the Series B Preferred Partnership Units for any partial Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Distribution Period” shall mean, with respect to the first Distribution Period, the period from and including the Initial Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent Distribution Period, the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as to which accumulated distributions are to be calculated. Distributions shall be paid to holders of record of the Series B Preferred Partnership Units at the close of business on the record date, which shall be the business day nearest the 23rd day of the calendar month that is immediately prior to the month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Distributions in respect of any past Distribution Periods that are in arrears may be authorized and paid at any time to holders of record on the Distribution Record Date related to each such Distribution Period. Any distribution payment made on the Series B Preferred Partnership Units shall be credited first against the earliest accumulated but unpaid distributions that remain payable. After full cumulative cash distributions, including all amounts in arrears, are paid with respect to the Series B Preferred Partnership Units pursuant to this Section 3(a) with respect to a Distribution Period, no further cash distributions shall be required to be made with respect to the Series B Preferred Partnership Units pursuant to this Section 3(a) with respect to such Distribution Period except as provided in Section 3(j) below.

(b) No distributions on the Series B Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner if, at such time, (i) the terms and provisions of any agreement of the Partnership in effect on the date hereof relating to its indebtedness prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder or (ii) such authorization, payment or setting apart is prohibited by applicable law.

(c) Notwithstanding the foregoing, distributions on the Series B Preferred Partnership Units shall accumulate if they are not paid in full for any reason, including, without limitation, whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Distributions will be authorized and paid when due in all events to the fullest extent permitted by law, and if revaluation of the Partnership or its assets would permit payment of distributions that would otherwise be prohibited, then such revaluation shall be done. Unpaid distributions on the Series B Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative distributions on all the outstanding Series B Preferred Partnership Units have been or contemporaneously are authorized, declared and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods through the prior Distribution Payment Date, no distributions (other than solely in Common Partnership Units or other Junior Units) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any of the Common Partnership Units or any other Junior Units nor shall any Common Partnership Units or any other Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for other Junior Units or shares of the Parent’s common stock pursuant to Section 8.6 of the Partnership Agreement). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, distributions to the holders of the Common Partnership Units and other Junior Units shall be permitted and shall not be restricted at any time if the Partnership is not in arrears with regard to the payment of any distributions on any outstanding Series B Preferred Partnership Units in respect of any completed Distribution Period through a prior Distribution Payment Date.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Partnership Units, all distributions authorized and paid upon the Series B Preferred Partnership Units shall be authorized and paid pro rata.

(f) Notwithstanding anything to the contrary herein, the General Partner will not be prohibited from declaring and paying distributions on the Series A Preferred Partnership Units or from declaring and paying other distributions in such amounts that are necessary under applicable law for Parent to preserve its status as a REIT.

(g) A “Distribution Default” shall have occurred if for any reason or for no reason (including due to the operation of Sections 3(b) and 3(c) above) at any time the cash distribution payments on the Series B Preferred Partnership Units are in arrears for twelve consecutive Distribution Payment Dates. A Distribution Default shall be deemed to continue for so long as such condition exists.

(h) A “Covenant Default” shall have occurred if (i) the aggregate Investment Amount is less than $100,000,000 and the Tangible Net Worth of either Parent or the Partnership is less than $100,000,000 or (ii) the Investment Amount is greater than $100,000,000 and the Tangible Net Worth of either Parent or the Partnership is less than $110,000,000. A Covenant Default shall be deemed to continue for so long as either of these conditions exists.

(i) A “REIT Default” shall occur upon (i) the failure of Parent to qualify on or before June 30, 2015 for the taxable year ended December 31, 2014 as REIT or (ii) at any time after becoming qualified as a REIT, (A) it is more likely than not that the Parent will not be taxed as a REIT for the current taxable year, or (B) it is determined finally by the Internal Revenue Service (and not reasonably disputed by the Parent pursuant to appropriate legal process) that the Parent fails to qualify as a REIT for any taxable year. A REIT Default shall be deemed to occur retroactively as of the first day of the calendar year in which either of the events described in clauses (i) and (ii) of this definition occurs and shall continue for so long as such failure continues.

(j) If it is determined that a REIT Default has occurred, the Applicable Distribution Rate on account of such REIT Default shall apply (and distributions pursuant to Section 3(a) above shall be deemed to have accumulated at such Applicable Distribution Rate) from the first day of the calendar year during which such REIT Default occurs and shall continue to accumulate at such Applicable Distributions Rate until such REIT Default is cured, with the Applicable Distribution Rate for such period being as set forth in clause (iv) of the Applicable Distribution Rate definition (unless during the period of such REIT Default no Distributions Default or Covenant Default exists, in which case the Applicable Distribution Rate shall be as set forth in clause (iii) of the Applicable Distribution Rate definition) and the Partnership shall promptly and retroactively be obligated to pay to the holders of the Series B Preferred Partnership Units, automatically and without further action by any holder of Series B Preferred Partnership Units, an amount in cash equal to the excess of the amount of the distributions that should have been paid for such period over the amount of distributions actually paid in cash for such period, it being understood and agreed that any such amounts not paid as required shall accrue, accumulate and be required to be paid in accordance with the provisions of Section 3, including but not limited to Section 3(a)(ii). The Partnership’s obligations under this Section 3(j) shall survive any redemption, conversion or other occurrence with respect to shares of the Series B Preferred Partnership Units that causes such Series B Preferred Partnership Units to no longer be outstanding, and shall survive the cancellation or other termination of the Partnership’s obligations with respect to the Series B Preferred Partnership Units hereunder.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, following any required distribution with respect to the Series A Preferred Partnership Units required to be made pursuant to the provisions of the Partnership Agreement in existence on the Initial Issue Date (or as amended in compliance with Section 6(h) of the Series B Articles Supplementary) and any other Senior Units properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, but prior to and in preference to any distribution being made to holders of Common Partnership Units and any other Junior Units or other securities of the Partnership that are not authorized and issued in compliance with the provisions of Section 6(h) of the Series B Articles Supplementary, the holders of the Series B Preferred Partnership Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution, on account of each of their Series B Preferred Partnership Units, a distribution in cash in the amount of (i) the Liquidation Preference plus (ii) an amount equal to all distributions accumulated and unpaid thereon to the date of payment plus (iii) the Redemption Distribution (as defined below) then in effect.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay all amounts required to be paid to the holders of the Series B Preferred Partnership Units pursuant to Section 4(a) above, then the holders of the Series B Preferred Partnership Units shall share ratably in any such distribution of assets to be made to them in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series B Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(5) Redemption.

(a) Right and Obligation of Redemption. In connection with the redemption by the Parent of the Series B Preferred Stock in accordance with the provisions of the Series B Articles Supplementary, the Partnership shall redeem the Series B Preferred Partnership Units by making a payment to the Parent for such purpose, which shall be equal to the Redemption Amount (as set forth in the Series B Articles Supplementary). The foregoing notwithstanding, no Redemption Distribution shall be due with respect to a redemption made in conjunction a Change of Control (as defined in the Series B Articles Supplementary) resulting from the acquisition of the Parent or of the Parent’s or the Partnership’s assets by Carter/Validus Operating Partnership, L.P., a Delaware limited partnership, or any of its affiliates prior to December 31, 2015. From and after the applicable redemption date, the Series B Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Partnership Units shall cease.

(6) Voting Rights. The holders of the Series B Preferred Partnership Units shall have no voting rights, except as required by applicable law and the Partnership Agreement (including this Exhibit I).

(7) Allocations. The Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Partnership Units in accordance with Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of Article VI of the Partnership Agreement, (a) the Series B Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and in distribution, and (b) to the extent that any provision of Article VI of the Partnership Agreement requires preferential allocations to be made both to the Series A Preferred Partnership Units and the Series B Preferred Partnership Units, such allocations shall be made (i) first with respect to the Series A Preferred Partnership Units in preference to allocations made with respect to all other Partnership Interests (including the Series B Preferred Partnership Units) to the full extent required with respect to such Series A Preferred Partnership Units and (ii) then shall be made with respect to the Series B Preferred Partnership Units prior to and in preference to allocations made with respect to all Junior Units.

(8) Conversion. The Series B Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Parent or the Partnership, except as provided herein.

(a) In the event that a holder of shares of Series B Preferred Stock exercises its right to convert the shares of Series A Preferred Shares into shares of common stock of the Parent in accordance with the terms of the Series B Articles Supplementary, then, concurrently therewith, an equivalent number of Series B Preferred Partnership Units held by the Parent shall be automatically converted into a number of Common Partnership Units equal to the number of shares of common stock of the Parent issued upon conversion of such shares of Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of the shares of Series B Preferred Stock into shares of common stock of the Parent is effective.

(b) No fractional units will be issued in connection with the conversion of Series B Preferred Units into Common Partnership Units, and the number of Common Partnership Units to be issued upon conversion shall be rounded down to the nearest whole unit. In lieu of fractional Common Partnership Units, the holder shall be entitled to receive an amount in cash equal to the fair market value of such fractional Common Partnership Unit that was rounded down on the date of conversion, as determined in good faith by the General Partner.

(9) Adjustments. All dollar amounts and numbers of units set forth herein shall be proportionately and equitably adjusted for any splits or combinations of units, and for any dividends and distributions of additional securities with respect to outstanding units.